Exhibit 10.19

By Electronic Mail

[Date]

[Name]

[Street Address]

[City, State ZIP]

RE: Severance Plan Benefit

Dear [Name]:

Generation Bio (the “Company”) is pleased to set forth the severance benefits that you may be eligible to receive upon certain terminations of your employment with the Company (or its successor) under this letter agreement (“Agreement”). All other terms and conditions of your employment as set forth in your offer letter from the Company dated as of [_______] (the “Offer Letter”) and otherwise, remain the same, including your at-will employment status, which means that either you or the Company may terminate your employment at any time, for any reason by providing written notification to the other party. In addition, your confidentiality and other obligations under the Company’s Invention, Non-Disclosure, and Non-Solicitation Agreement (the “Non-Disclosure Agreement”) remain in full force and effect. Capitalized terms are defined in Section 4, unless otherwise noted.

1.	Accrued Obligations

If your employment terminates for any reason, including for Cause or as a result of Involuntary Termination, the Company will pay you the Accrued Obligations earned through your last day of employment (the “Separation Date”) on or before the time required by law or applicable policy, except to the extent any such payments would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Severance Plan Benefit

If you are subject to an Involuntary Termination, in addition to the Accrued Obligations, you will be eligible to receive severance benefits as described under Sections 2(A) or (B) below, as applicable (“Severance Benefits”), provided you have: (i) returned all Company property in your possession on or prior to the Separation Date, (ii) resigned as a member of the Board of Directors of the Company (the “Board”) or of any subsidiary of the Company, to the extent you are then a director of the Company or of any such subsidiary, and (iii) entered into a separation agreement that has become enforceable and irrevocable and includes a general release of all claims you may have against the Company or persons affiliated with the Company (the “Separation Agreement”). Notwithstanding the foregoing, except as set forth in Section 2(A)(iv) or Section 2(B)(iv), no term of this Agreement or the Separation Agreement shall impact or affect in any way your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (x) your status as a stockholder or equity holder of the Company or any rights you have under the terms of any equity award agreement between you and the

Company, including any claims with respect to any options or other equity awards owned or held by you at the time your employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement, in a form to be provided to you by the Company, must be executed and become enforceable and irrevocable within 52 days following the Separation Date, or such shorter period of time prescribed by the Company (the date by which the Separation Agreement must become enforceable and irrevocable, the “Prescribed Deadline”). If the Separation Agreement is not executed or is executed but has not become enforceable and irrevocable by the Prescribed Deadline, you shall be entitled to the Accrued Obligations only and not to any Severance Benefits. Any Severance Benefits shall be paid, or begin to be paid, in the first regular payroll beginning after the Separation Agreement becomes enforceable and irrevocable, provided that if the foregoing 52-day period begins in the year in which your Separation Date occurs and ends in the following year, the Company will not make any payments before the first payroll date falling after the later of (A) January 1 of the year following the year in which your Separation Date occurs and (B) the date on which Separation Agreement becomes enforceable and irrevocable (the date the Severance Benefits are paid or commence pursuant to this sentence, the “Payment Date”). The first payroll shall include, however, all amounts that would otherwise have been paid to you between the Separation Date and your receipt of the first payment.

A. Involuntary Termination Prior to or More than 12 months Following a Change in Control

In the event of your Involuntary Termination prior to or more than 12 months following a Change in Control, you are eligible to receive the following Severance Benefits:

i.

Salary. The Company shall continue to pay you your base salary as in effect on the Separation Date for a period of [nine (9)][twelve (12)] months, payable in accordance with the Company’s standard payroll schedule;

ii.

Bonus Payment. The Company may pay you an amount determined by reference to your target annual incentive bonus for the year in which the Separation Date occurs, based on Company and individual performance for such year, as determined by the Board in its sole discretion, and pro-rated based on the number of days you were employed by the Company in such year, which payment (if any) will be paid to you in a single lump sum amount on the later of (1) the Payment Date or (2) the date on which bonuses are paid to other executives of the Company but no later than two and one-half (2.5) months following the end of the year in which the Separation Date occurs; and

iii.

Health Insurance. If you are participating in the Company’s group health plan immediately prior to the Separation Date and you are eligible for and timely elect COBRA health and dental continuation, then the Company will continue to pay the share of the premium the Company would have paid to provide health and dental coverage to you and your eligible dependents if you had remained employed by the Company for a period ending on the earlier of the date that is [nine (9)][twelve (12)] months following the Separation Date or the date COBRA eligibility ends, as such premiums become due, provided that the Company’s payment for COBRA coverage shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory.

iv.

Equity. Twenty-five percent (25%) of the unvested portion of any then-outstanding equity grant from the Company to you (collectively, the “Equity Grants”), shall vest and become fully exercisable or non-forfeitable as of the Separation Date, provided however, that

a.	no such acceleration shall be effective until the Separation Agreement has become enforceable and irrevocable; and

b.

if the Separation Agreement does not become enforceable and irrevocable, the portions of the Equity Grants that have would have vested as a result of this provision shall not vest and shall be treated in accordance with the terms and conditions of the applicable award agreement.

B. Involuntary Termination On or Within 12 Months Following a Change in Control

In the event of your Involuntary Termination on or within 12 months following a Change in Control (including the one-year anniversary thereof), you are eligible to receive the following Severance Benefits:

i.

Salary. The Company shall [pay you a lump sum amount on the Payment Date equal to twelve (12) months of your base salary as in effect on the Separation Date][continue to pay you your base salary as in effect on the Separation Date for a period of eighteen (18) months, payable in accordance with the Company’s standard payroll schedule];

ii.	Bonus Payment. The Company shall pay you a lump sum amount on the Payment Date equal to your target annual incentive bonus [multiplied by 1.5] for the year in which your Separation Date occurs;

iii.

Health Insurance. If you are participating in the Company’s group health plan immediately prior to the Separation Date and you are eligible for and timely elect COBRA health and dental continuation, then the Company will continue to pay the share of the premium the Company would have paid to provide health and dental coverage to you and your eligible dependents if you had remained employed by the Company for a period ending on the earlier of the date that is [twelve (12)][eighteen (18)] months following the Separation Date or the date COBRA eligibility ends, as such premiums become due, provided that the Company’s payment for COBRA coverage shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory; and

iv.

Equity. One hundred percent (100%) of the unvested portion of any then-outstanding Equity Grant shall vest and become fully exercisable or non-forfeitable as of the Separation Date, provided however, that:

a.	no such acceleration shall be effective until the Separation Agreement has become enforceable and irrevocable; and

b.

if the Separation Agreement does not become enforceable and irrevocable, the portions of the Equity Grants that would have vested as a result of this provision shall not vest and shall be treated in accordance with the terms and conditions of the applicable award agreement.

3.	Taxes

A. Withholding.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

B. Payments Subject to Section 409A.

Notwithstanding anything to the contrary in this Agreement, no severance payments that may be due under this Agreement may begin prior to the date of your Separation (determined as set forth below) which may occur on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under this Agreement, as applicable:

i.

It is intended that each installment of the severance payments provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

ii.

If, as of the date of your Separation from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Agreement.

iii.	If, as of the date of your Separation from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

1.

Each installment of the severance payments due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your Separation occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth this Agreement; and

2.

Each installment of the severance payments due under this Agreement that is not described in this Section 3(B)(iii)(1) and that would, absent this subsection, be paid within the six-month period following your Separation from the Company shall not be paid until the date that is six months and one day after such Separation (or, if earlier, as soon as practicable following your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your Separation and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the Separation occurs.

The determination of whether and when your Separation from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 3, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

4.	Definitions

The following terms have the meaning set forth below wherever they are used in this letter:

A. “Accrued Obligations” means: (i) any earned but unpaid base salary as of the Separation Date, (ii) any accrued, but unused vacation time as of the Separation Date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of the Separation Date in accordance with the terms of the applicable benefit plan, (iv) any unpaid expense reimbursements accrued prior to the Separation Date for which you have timely submitted appropriate documentation in accordance with Company policy, and (v) any unpaid but earned bonus approved by the Board for a fiscal year preceding the year in which your employment is terminated.

B. “Cause” means (i) your material breach of the Non-Disclosure Agreement, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company, or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the [Company][Board] specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds, and you have failed to cure such grounds to the Company’s satisfaction within a period of thirty (30) days from the date of such notice.

C. “Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power entitled to vote generally in the election of directors: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the total voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or (B) any acquisition by any corporation pursuant to a merger or consolidation which falls within the exception provided in subsection (i) above; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

D. “Involuntary Termination” means either (i) your Termination Without Cause, or (ii) your Resignation for Good Reason.

E. “Resignation for Good Reason” means a Separation as a result of your resignation within three (3) months after one of the following conditions has come into existence without your consent: (i) a reduction in your base salary by more than 10% (unless such reduction is part of a broad-based salary reduction program at the Company); (ii) [your removal from the Board or a failure by the Company to nominate you for reelection to the Board by the stockholders of the Company; (iii) a requirement that you report to a corporate officer or employee instead of reporting directly to the board; (iv)] a material diminution of your authority, duties or responsibilities; [or (iii)][(v)] a relocation of your principal workplace by more than forty (40) miles[, or (vi) a material breach of this Agreement by the Company].

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

F. “Separation” means a “separation from service,” as defined in the regulations under Section 409A.

G. “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

5.	General Provisions

A. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement shall remain be valid and enforceable to the fullest extent permitted under applicable law.

B. Jurisdiction. You and the Company hereby agree that the state and federal courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

C. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

D. Entire Agreement. This Agreement shall be effective as of the date first set forth above. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matter herein, including, for the avoidance of doubt, Section 6 [and 7] and any related provisions of the Offer Letter, except for the Non-Disclosure Agreement and, except as set forth in Section 2(A)(iv) or Section 2(B)(iv), the Equity Grants, which remain in full force and effect.

If you have any questions regarding the benefits set forth in this Agreement, please do not hesitate to contact ___________________. Please sign below and return to _________________ on or before ___________________.

Very truly yours,

Generation Bio Co.

By:

Name:
Title:

I accept the terms set forth in this Agreement.

Signature

Name:
Dated: